Exhibit 10.4

November 16, 2006

Mr. Robert A. Eberle

7 Rockrimmon Road

North Hampton, NH 03862

Dear Rob:

Reference is made to your Amended and Restated Employment Agreement with Bottomline Technologies (de), Inc. (the “Company”) dated as of November 21, 2002 and amended as of September 30, 2005 (the “Agreement”). In all respects, the Agreement shall remain in full force and effect, provided, however, that:

1.	It is agreed and acknowledged that your current titles for purposes of the Agreement are President and Chief Executive Officer. The first sentence of Section 2 of the Agreement is hereby amended accordingly.

2.	It is further agreed that your current base salary is $310,000, your current bonus opportunity is $310,000 and that Section 3.1 of the Agreement is hereby amended accordingly. Further salary, bonus and equity incentive adjustments may be made from time to time in accordance with the terms of the Agreement.

3.	It is further agreed that the reference to payment of an amount equal to the Employee’s “then annual” base salary and bonus in each of Section 6.3.1(i) and Section 6.4.1(i) is hereby amended to read “two times the Employee’s then annual” base salary and bonus.

4.	It is further agreed that the reference to provision of benefits as then in effect for a period of “12 months” in each of Section 6.3.1(ii) and Section 6.4.1(ii) is hereby amended to read “24 months.”

5.	It is further agreed that the reference to payment of an amount equal to “two times” the Employee’s then annual base salary and bonus in each of Section 6.3.2(i) and Section 6.4.2(i) is hereby amended to read “three times” the Employee’s then annual base salary and bonus.

6.	It is further agreed that Section 6.5 of the Agreement shall be amended and restated in its entirety to read as follows:

November 16, 2006

“In the event that:

(a) a Change of Control shall occur, the Employee’s right to exercise the Stock Options shall become immediately exercisable in full and all vesting restrictions applicable to restricted stock awards shall lapse in full; and

(b) the Employee’s employment with the Company is terminated under Section 6.2, 6.3 or 6.4 of this Agreement and pursuant to the terms of such provision this Section 6.5 applies,

(i)	the Employee’s right to exercise the Stock Options shall become immediately exercisable in full and all vesting restrictions applicable to restricted stock awards shall lapse in full; and

(ii)	the Employee shall have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise any Stock Options; provided, however, that such two year period of exercisability shall not apply to any grant of stock options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share.

For purposes of clarification and not limitation, this Section 6.5 is in addition to any other rights the Employee may also have or be entitled to on the date of this Agreement or in the future from time to time under this Agreement with respect to benefits and compensation.”

7.	It is further agreed that a new subsection 6.10 shall be added to the Agreement, which shall read as follows:

“6.10 Section 409A. No payments that may be made pursuant to this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or the Employee. Notwithstanding anything else to the contrary in this Agreement, to the extent that any of the payments to be made hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a “specified employee,” then upon his termination (as defined under Section 409A), any such payment shall be delayed until the date that is six months and one day following the Employee’s termination date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.”

[Remainder of Page Intentionally Left Blank]

November 16, 2006

By execution of this letter, you hereby agree to the foregoing amendment of the Agreement, and reaffirm your obligations under the Agreement.

Very truly yours,

Bottomline Technologies (de), Inc.

By:	/S/ JOSEPH LEO BARRY
Joseph Leo Barry
Chairman, Compensation Committee

Acknowledged and Agreed:

/S/ ROBERT A. EBERLE
Robert A. Eberle